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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6



                             NABORS INDUSTRIES, INC.

                 PROSPECTUS SUPPLEMENT NO. 2 DATED JULY 25, 2001
                        TO PROSPECTUS DATED MAY 11, 2001

         The selling securityholders table on pages 10 and 11 of the prospectus, as previously amended by supplement no. 1, is amended by this supplement no. 2 to add the following entities as selling securityholders:

                                                           ZERO COUPON CONVERTIBLE
                                                             DEBENTURES DUE 2021                    SHARES OF COMMON STOCK
                                             -------------------------------------------------     -------------------------
SELLING SECURITYHOLDER                       AMOUNT HELD         % DEBENTURES       NUMBER OF      NUMBER OF     NUMBER OF
----------------------                       BEFORE OFFERING     OUTSTANDING        SHARES HELD    SHARES        SHARES HELD
                                             AND OFFERED FOR     BEFORE             BEFORE         OFFERED FOR   AFTER
                                             SALE 1              OFFERING           OFFERING       SALE 1, 2     OFFERING 1
                                             ---------------     -------------      -----------    -----------   -----------
Credit Lyonnais Securities (USA) Inc.        $   10,000,000                  *         70,745        70,745               0
Healthcare Underwriters Mutual Insurance     $      700,000                  *          6,025         4,952           1,073
     Co. 3
Lydian Overseas Partners Master Fund 4       $   90,000,000              6.52%      1,227,295       636,705         590,590
Mag Mutual Insurance Co. 5                   $      200,000                  *          1,682         1,414             268
Medical Liability Mutual Insurance Co. 6     $   23,000,000              1.67%        178,820       162,713          16,107
NCMIC Insurance Company 7                    $      250,000                  *          2,036         1,768             268
OHIC Insurance Company                       $      500,000                  *          3,537         3,537               0
Takai Asia Ltd.                              $   23,000,000              1.67%        162,713       162,713               0
The Reciprocal of America 8                  $      225,000                  *          3,201         1,591           1,610
UBS Warburg LLC 9                            $   12,075,000                  *        449,442        85,424         364,018
Zola Partners, LP                            $    1,000,000                  *          7,074         7,074               0
Any other holders of the debentures or       $  132,750,000              9.61%        939,139       939,139               0
     future transferee from any such
     holder 10

--------------

*    Less than 1%

1 Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.

2 Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion. Accordingly, the number of shares of common stock issuable upon conversion of the debentures has been rounded down to the nearest whole share.

3 Healthcare Underwriters Mutual Insurance Co. also owns $100,000 Nabors zero coupon convertible debentures due 2020.

4 Lydian Overseas Partners Master Fund also owns $55,000,000 Nabors zero coupon convertible debentures due 2020.

5 Mag Mutual Insurance Co. also owns $25,000 Nabors zero coupon convertible debentures due 2020.

6 Medical Liability Mutual Insurance Co. also owns $1,500,000 Nabors zero coupon convertible debentures due 2020.

7 NCMIC Insurance Company also owns $25,000 Nabors zero coupon convertible debentures due 2020.

8 The Reciprocal of America also owns $150,000 Nabors zero coupon convertible debentures due 2020.

9 This amount includes the $2,075,000 in securities previously registered by UBS Warburg LLC pursuant to supplement no. 1 to the prospectus. UBS Warburg LLC also owned $33,900,000 Nabors zero coupon convertible debentures due 2020 at July 19, 2001. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.

10 Supercedes amounts previously reported in the prospectus for any other holders. Information concerning other selling holders of debentures or underlying common stock will be set forth in prospectus supplements from time to time, if required. Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.


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In addition, the names of two selling securityholders were inadvertently combined in part in the prospectus. The entry in the selling securityholder column for Retirement Pension Plan of the California State should read in its entirety, Retirement Pension Plan of the California State Automobile Association, and the following entry should read in its entirety, Royal Bank of Canada. The information with respect to the debentures and common stock held by such selling securityholders at the date of the prospectus is correctly stated in the prospectus.